Exhibit 10.18
TTM TECHNOLOGIES, INC.
2006 INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED RSU
GRANT NOTICE AND AWARD AGREEMENT
     THIS GRANT NOTICE AND AWARD AGREEMENT (“Agreement”) is made and entered into as of March 25, 2010 (the “Grant Date”), between TTM Technologies, Inc. a Delaware corporation (the “Company”) and                                                              (the “Employee”).
Recitals
     WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and
     WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Subsidiaries) and to participate in the affairs of the Company, the Compensation Committee of the Board of Directors of the Company (“Committee”) has determined that the Employee shall be granted performance-based Stock Units representing hypothetical shares of the Company’s common stock (“PRUs”).
Agreement
     NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Grant of Performance-based Restricted Units.

Subject to the terms and conditions of this Agreement and of the Company’s 2006 Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Employee a Stock Unit for a target number of PRUs (the “Target Amount”). The number of PRUs actually awarded to Employee will be determined at the end of the three-year performance period commencing January 1, 2010 and ending December 31, 2012 (the “Performance Period”). Each PRU will be equal in value to one Share of the Company’s Common Stock, subject in all respects to the terms of this Agreement and the Plan.

2.	Performance Criteria.

The Employee can earn the PRUs based on the Company’s performance in (a) achieving annual financial performance goals established by the Committee, and (b) achieving a total stockholder return (“TSR”) over the three-year Performance Period. The annual financial performance goals associated with this PRU Award will be communicated by the Company annually via Committee-supplied supplements to this Agreement. The 2010 supplement to this Agreement is attached hereto as Annex A, and reflects that the 2010 financial performance goals are based on the Company’s 2010 revenue and “EBITDA” (as hereinafter defined). The annual performance goals for 2011 and 2012 may or may not be based on the Company’s revenue and/or EBITDA. The amount of the PRU Award will range from 0% to 240% of the Target Amount as determined after the end of the Performance Period based upon the Company’s performance against the annual financial performance goals and three-year TSR as reviewed and approved by the Committee. No PRUs are awarded if performance is below minimum levels.

3.	Milestones, Credits, Application of Modifier.
(a)	Milestones and Credits. The annual performance criteria associated with the PRU Award will be established by the Committee. A percentage of the Target Amount is determined annually based upon actual Company performance against goals that are reviewed and approved annually by the Committee and will be made available through Committee-supplied supplements to this Agreement.

One-sixth (1/6) of the Target Amount will vest based on the Company’s revenues in 2010 relative to the target milestone set forth on Annex A. One-sixth of the Target amount will vest based on the Company’s EBITDA in 2010 relative to the target milestone set forth on Annex A. One-third (1/3) of the Target Amount will be based on the Company’s financial performance with respect to one or more target milestones established by the Committee for each of 2011 and 2012 as set forth in supplements to this Agreement delivered by the Company to Employee not later than the 90th day of the relevant year.

As milestones are achieved, a portion of the Target Amount shall be credited in the Employee’s name. The amounts credited for 2010 in connection with each of the annual revenue goal and EBITDA goal as a percentage of one-sixth the Target Amount will be as follows: 0% if performance is below minimum level, 40% if performance is at minimum level, 100% if performance is at target level, and 160% if performance is at or above maximum level, each as set forth on Annex A. For performance between the minimum level and the target level, a proportionate percentage between 40% and 100% will be applied based on relative performance between minimum and target. For performance between the target level and the maximum level, a proportionate percentage between 100% and 160% will be applied based on relative performance between target and maximum.

The amount credited to the Employee is the “Conditional PRU Award”.

(b)	Modifier. Following the completion of the Performance Period, the Conditional PRU Award will be adjusted by the TSR modifier as set forth in this Section 3(b) (the “TSR modifier”). The TSR modifier will be equal to zero if the minimum level is not met, resulting in no payout under this Agreement, and the modifier cannot exceed 150%. An Employee’s PRU Award (if any) shall equal the Conditional PRU Award multiplied by the TSR modifier, as approved by the Committee.

The TSR modifier will be as follows based on the Company’s three-year performance as compared to the three-year performance of the S&P Small Cap 600 (the “S&P 600”) over the same period: 0% if performance is below the minimum level, 70% if performance is at the minimum level, 100% if performance is at the target level, and 150% if performance is at or above the maximum level. For performance between the minimum level and the target level, a proportionate TSR modifier percentage between 70% and 100% will be applied based on relative performance between minimum and target. For performance between the target level and the maximum level, a proportionate TSR modifier percentage between 100% and 150% will be applied based on relative performance between target and maximum.

The TSR modifier with respect to the Company’s TSR relative to the S&P 600 TSR during the Performance Period will be as follows for the entire Performance Period:

Company TSR Relative to S&P 600*
Minimum		Target	Maximum
(20th percentile)		(50th percentile)	(80th percentile or above)
TSR Modifier	.70	1.00	1.50

*	Company and S&P 600 TSR will be computed using average six-month closing prices preceding 1/1/10 and 12/31/12 measurement dates, and shall in each case assume reinvestment of dividends paid during the Performance Period.
4.	Payout of Performance-Based Restricted Units.

If the Committee determines that the goals described in Section 3 have been met and certifies the extent to which those goals have been met, and the terms and conditions set forth in this Agreement are fulfilled, then the Employee’s PRU Award as determined under Section 3(b), 9, 10 or 11, as applicable, shall no longer be restricted and Company Shares will be transferred to the Employee after the end of the Performance Period and on or before March 15, 2013, in an amount equal to the number of PRUs earned pursuant to Section 3(b), 9, 10 or 11, as applicable, in each case, net of applicable withholdings.

5.	Restrictions.

Except as otherwise provided for in this Agreement, the PRUs or rights granted hereunder may not be sold, pledged or otherwise transferred until Company shares are actually delivered (if at all) in accordance with this Agreement.

6.	Custody of Performance-Based Restricted Units.

The PRUs subject hereto shall be held in a restricted book entry account in the name of the Employee. Upon completion of the Performance Period, Shares issued pursuant to Section 4 above shall be released into an unrestricted book entry account; provided, however, that a portion of such Shares may be surrendered in payment of taxes in accordance with Section 15 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of such taxes.

7.	No Stockholder Rights.

PRUs represent hypothetical Shares. Until Shares are issued to the Employee, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders, including, without limitation, the receipt of dividends.

8.	Termination of Employment.

Except as set forth below, the Employee must remain in the employ of the Company on a continuous basis through the end of the Performance Period in order to receive any amount of the PRU Award, subject to the terms and conditions of this Agreement.

9.	Retirement of the Employee.

If the Employee’s employment with the Company (or any of its Subsidiaries) is terminated due to “Retirement,” the Employee shall receive a pro rata amount of the PRU Award, payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the employee works during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount otherwise credited at the end of the applicable year by a fraction equal to the number of whole months elapsed between the beginning of such year and the Employee’s retirement, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

10.	Total and Permanent Disability of the Employee.

If the Employee’s employment with the Company (or any of its Subsidiaries) is terminated due to the Disability of the Employee, the Employee (or a legally designated guardian or representative if the Employee is legally incompetent) shall receive a pro rata amount of the PRU Award, payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the employee works during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount otherwise credited at the end of the applicable year by a fraction equal to the number of whole months worked by the Employee during such year, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

11.	Death of the Employee.

If the Employee’s employment with the Company (or any of its Subsidiaries) is terminated due to the Employee’s death, the Employee’s estate or designated beneficiary shall receive a pro rata amount of the PRU Award, payable after the end of the Performance Period as described in Section 4 above. For each year or part of a year that the employee works during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount credited at the end of the applicable year by a fraction equal to the number of whole months elapsed between the beginning of such year and the Employee’s death, divided by 12. The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

12.	Change-in-Control.

If, within 12 months after a Change-In-Control, Employee’s employment with the Company (or any of its Subsidiaries) is terminated by the Company (or any of its Subsidiaries) without Cause, or by Employee for Good Reason, the Company shall deliver to Employee, within 60 days after such termination of employment, the Target Amount of Shares subject to the PRU Award made pursuant to this Agreement. The provisions of this Section 12 supersede any inconsistent provisions with respect to the impact of a Change in Control on the PRU Award made by this Agreement, including, but not limited to Section 5(b) of that certain Executive Change in Control Severance Agreement, dated as of March 27, 2010, between the Company and Employee. In the event of any such inconsistency, this Agreement shall be controlling.

13.	Definitions.

For purposes of this Agreement:

“EBITDA” means the Company’s consolidated net income, computed in accordance with generally accepted accounting principles but excluding any gains or losses from building and other significant asset sales, if any, plus, without duplication and to the extent reflected as a charge or expense in the calculation of net income, the sum of (i) income tax expense, (ii) interest expense and amortization of debt issuance costs, (iii) depreciation and amortization expense, (iv) compensation expense attributable to this Agreement and the Company’s other performance-based Stock Units, (v) goodwill impairment, (vi) asset write downs, (vii) plant closure and related layoff costs, and (viii) residual acquisition costs.

“Good Reason” means, without the consent of Employee (i) a material diminution in Employee’s base salary; (ii) a material diminution in Employee’s authority, duties, or responsibilities; (iii) the Company’s requiring Employee to be based at any office or location more than fifty (50) miles from the location of employment as of the date of this Agreement, except for travel reasonably required in the performance of Employee’s responsibilities; or (iv) any other action or inaction that constitutes a material breach by the Company of any employment agreement under which Employee provides services. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. A termination by Employee shall not constitute termination for Good Reason unless Employee shall first have delivered to the Company, within 90 days of the occurrence of the first event giving rise to Good Reason, written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 30 days and not more than 60 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Employee. Employee’s separation for Good Reason must occur within two years following the initial occurrence of an event giving rise to Good Reason. In the event of a separation following such two-year period, no “Good Reason” shall be deemed to exist.

“Retirement” means any voluntary termination of employment by an employee at age 62 or older, provided that the employee has at least five (5) years of Continuous Service prior to such termination.

14.	Deferral of Compensation.

Payments made pursuant to the Plan and this Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all PRU Awards are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided however, that the Company makes no representations that the PRU Awards will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this PRU Award.

15.	Taxes.
(a)	The Employee shall be liable for any and all taxes, including withholding taxes and fringe benefit tax or such other taxes that the Employee’s employer (the “Employer”) is legally allowed or permitted to recover from the Employee, arising out of this grant or the issuance of Shares hereunder. In the event that the Company or the Employer is liable for taxes that are legally permitted to be recovered from the Employee or is required to withhold taxes as a result of the grant of PRUs or the issuance or subsequent sale of Shares acquired pursuant to such PRUs, the Employee shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all applicable required withholding taxes, taxes that are legally recoverable from the Employee (such as fringe benefit tax) and required social security contributions at the time the Shares subject to the PRUs are issued. The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any required withholding taxes, taxes that are legally recoverable from the Employee (such as fringe benefit tax), and required social security contributions. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, the Employer, and the Company’s Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all applicable required withholding taxes, taxes that are legally recoverable from the Employee (such as fringe benefit tax) and social security contributions. The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

(b)	Regardless of any action the Company or the Employer takes with respect to any or all income tax, social security, payroll tax, payment on account, taxes that are legally recoverable from the Employee (such as fringe benefit tax) or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Employee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this

Agreement, including the grant of PRUs, subsequent issuance of Shares related to such PRUs and the subsequent sale of any Shares acquired pursuant to such PRUs; and (ii) do not commit to structure the terms or any aspect of this grant of PRUs to reduce or eliminate the Employee’s liability for Tax-Related Items. The Employee shall pay the Company or the Employer any amount for Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Employee’s participation in the Plan or the Employee’s receipt of PRUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares pursuant to Section 4 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)	In accepting the PRU Award, the Employee consents and agrees that in the event the PRU Award becomes subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PRU Award. Further, by accepting the PRU Award, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 15. The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.
16.	Data Privacy Consent.

The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this document by and among, as applicable, the Employer, the Company and/or its Subsidiaries for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PRUs, options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any Shares acquired under the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s senior human resources officer in writing. The Employee understands that refusing or withdrawing consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that he may contact the resources officer.

17.	Acknowledgment and Waiver.

By accepting this grant of PRUs, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified,

amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of PRUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or PRUs, or benefits in lieu of Shares or PRUs, even if Shares or PRUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time with or without cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) the Employee is participating voluntarily in the Plan; (vi) PRUs, PRU grants and resulting benefits are an extraordinary item that is outside the scope of the Employee’s employment contract, if any; (vii) PRUs, PRU grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) this grant of PRUs will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) in consideration of this grant of PRUs, no claim or entitlement to compensation or damages shall arise from termination of this grant of PRUs or diminution in value of this grant of PRUs resulting from termination of the Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Employee shall be deemed irrevocably to have waived any entitlement to pursue such claim; (xi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Agreement after termination of employment, if any, will be measured by the date of termination of the Employee’s active employment and will not be extended by any notice period mandated under local law; (xii) the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this grant of PRUs; and (xiii) if the Company’s performance is below minimum levels as set forth in this Agreement or any annual supplement hereto, no PRUs will be awarded and no Shares will be issued to the Employee.

18.	Miscellaneous.
(a)	The Stock Units granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution. In addition, the Stock Units shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Stock Units shall not be subject to execution, attachment or similar process. The Company shall not be required to treat as owner of PRUs (or any associated benefits hereunder) any transferee to whom such PRUs (or benefits) shall have been so transferred in violation of any of the provisions of this Agreement.

(b)	The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c)	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d)	The Plan is incorporated herein by reference. The Plan and this Agreement, together with each annual supplement hereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee. Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee, including without limitation, any agreement that imposes restrictions during or after employment regarding confidential information and proprietary developments. This Agreement is governed by the laws of the state of California.

(e)	Neither this Agreement nor the grant of the Stock Units hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Employee or any other person. The Stock Units subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Shares to the Employee in the future. To the extent that the Employee or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

(f)	If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(g)	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(h)	Any capitalized terms not defined herein shall have the same meaning they have in the Plan.

COMPANY: TTM TECHNOLOGIES, INC.
By:
Kenton K. Alder,
Chief Executive Officer

EMPLOYEE:

[Employee]

SCHEDULE TO
FORM OF PRU GRANT NOTICE AND AWARD AGREEMENT
The form of PRU Grant Notice and Award Agreement was entered into with the following persons:

Name	Title	Effective Date of Agreement
Kenton K. Alder	Chief Executive Officer and President	March 25, 2010

Steven W. Richards	Executive Vice President and Chief Financial Officer	March 25, 2010

Shane Whiteside	Executive Vice President and Chief Operating Officer	March 25, 2010

Douglas L. Soder	Executive Vice President	March 25, 2010